Exhibit 99.1

  AD-HOC NOTICE

POET HOLDINGS, INC. REPORTS REVENUES OF 1.7 MIL US-$ AND A NET LOSS OF 0.6 MIL US-$.

HAMBURG, Germany – July 22, 2003: Poet Holdings, Inc. (Prime Standard, ISIN: US7304471094) today announced financial results for the three months period ended June 30, 2003 (“Q2/2003”).

Revenues for Q2/2003 decreased 12%, to $1.7 million, as compared with revenues of $1.9 million for Q1/2003. Revenues from the sale of products for Q2/2003 decreased 29% to $0.9 million as compared with product revenues of $1.2 million for Q1/2003. Total costs and operating expenses remained unchanged at approx. $2.9 million. The operating loss for Q2/2003 increased 25% to $1.2 million as compared with $1.0 million in Q1/2003. Compared to Q2/2002 overall revenues decreased by 15%, product revenues decreased by 28%, total costs and operating expenses decreased by 41%, the operating loss decreased by 59% and net loss decreased by 77%.

In the second quarter the Company has made significant progress in completing its new Poet X-Solutions, the next generation of Poet’s catalog solutions product line, which is scheduled to become generally available in August. The feedback received from customers and prospects during the beta-phase in previews and demos has been very encouraging. Since several prospects are waiting for the availability of X-Solutions, the catalog license revenues have decreased compared to the previous quarter. Therefore, the Company expects a significant increase in license revenues from X-Solutions in the second half of 2003.

License revenues attributable to eSupplier Solutions (eSS) for Q2/2003 decreased approx. 61%, to $188,000 as compared with eSS license revenues of $477,000 in Q1/2003. License revenues attributable to Poet’s database product line, FastObjects, decreased approx. 8%, to $686,000 as compared with $746,000 in Q1/2003. Total service revenues increased approx. 17% to $795,000 as compared with $682,000 in Q1/2003.

The Company had cash and cash equivalents of $9.5 million on June 30, 2003 and reinforces its projection to become cash-flow positive on a quarterly basis in Q4/2003.

Further information on the comparison of Q2/2003 and Q2/2002, including the balance sheet and the statement of operations, can be found in today’s press release (www.poet.com).

Further Information:	Poet Holdings, Inc., Swantje Stoevhase, Phone: +49 40 60990-0 investor@poet.com, www.poet.com